Registration No. 333-59453
                                                  Rule 424 (b)(2)

REVISED PRICING SUPPLEMENT No. 18 Dated March 17, 1999 (To
Prospectus dated July 28, 1998)

                         $5,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                       Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $500,000,000

Price to Public:   100%         Proceeds to HFC:  100%

Issue Date:  March 22, 1999

Stated Maturity:  April 17, 2000

Redeemable On or After:  Not Applicable.

Initial Interest Rate:   To be determined on March 18, 1999.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Minus 0.115% (- 11.5 basis points).

Interest Payment Dates:  On the 17th of March, June, September and
     December of each year, commencing June 17, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity: Three months, except for the final interest period which will be one month.

Agent:    Merrill Lynch & Co., as Principal

Agent's Discount or Commission:  Not Applicable.


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